EXHIBIT 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except per share data)

AMN Healthcare Services, Inc. (“AMN”, the “Company”, “our” or “we”) acquired NF Investors, Inc., a Delaware corporation (“NFI”), the parent company of Nursefinders, Inc. (dba Medfinders) on September 1, 2010. The acquisition of NFI has been accounted for using the acquisition method of accounting and, accordingly, the tangible and intangible assets acquired and liabilities assumed were recorded at their estimated fair values as of the date of the acquisition. As of the date of this Form 8-K/A, AMN has not completed the detailed valuations necessary to finalize the estimate of the fair value of the assets acquired and the liabilities assumed from NFI and the related allocations of purchase price, nor has AMN identified all adjustments necessary to conform NFI’s accounting policies to AMN’s accounting policies. Additionally, a final determination of the fair value of assets acquired and liabilities assumed from NFI will be based on the actual net tangible and intangible assets and liabilities of NFI that existed as of the date of the acquisition. Thus, the pro forma purchase price adjustments are preliminary, are subject to further adjustments as additional information becomes available and as additional analyses are performed, and have been made solely for the purpose of providing the unaudited pro forma condensed combined consolidated financial statements. Accordingly, there may be material adjustments to the allocation of the purchase price.

Our estimate of the total purchase price of NFI, excluding assumed NFI then-existing debt of $132,918, is summarized as follows:

6,300 shares of common stock issued	$27,909
5,660 shares of preferred stock issued, including holdback	28,639
Cash paid	3,256

Total estimated purchase price of acquisition	$59,804

The acquisition agreement includes a holdback of approximately 1,727 shares of preferred stock with an estimated fair value of $8,740. Such shares were deposited in escrow to satisfy any indemnification claims by AMN against NFI with respect to breaches of representations, warranties and covenants by NFI and post closing purchase price adjustments. An initial distribution of approximately 273 shares of preferred shares, subject to certain adjustments, will be released to the selling shareholders upon occurrence of certain events set forth in the agreement approximately 90 days after closing, with the remainder of the holdback, net of any indemnified claims made, released in September 2012.

Intangible assets include amounts recognized for the fair value of tradenames and trademarks, customer relationships, non-compete agreements and staffing databases. Based on a preliminary valuation, two tradenames and trademarks have an indefinite life, and the remaining intangible assets have a weighted average useful life of approximately 12 years. Because this valuation is preliminary, the valuation of intangible assets and their useful lives may change upon completion of the final valuation. The excess of the purchase price over the net tangible and identifiable intangible assets is recorded as goodwill and is estimated to be approximately $117,705. In accordance with current accounting standards, the goodwill will not be amortized and will be tested for impairment at the reporting unit level annually and whenever circumstances occur indicating that goodwill might be impaired.

Our fiscal year ends on December 31 of each year. NFI’s fiscal year ended on the Sunday nearest to December 31 of each year. The following unaudited pro forma condensed combined consolidated financial statements have been prepared to assist you in your analysis of the financial effects of the acquisition of NFI, and are presented in accordance with accounting principles generally accepted in the United States of America. The unaudited pro forma condensed combined consolidated statement of operations for the year ended December 31, 2009 combines the historical results for AMN for the twelve months ended December 31, 2009 and the historical results for NFI for the twelve months ended January 3, 2010, as if the acquisition had occurred on January 1, 2009. The unaudited pro forma condensed combined consolidated statement of operations for the six months ended June 30, 2010, combines the historical results for AMN for the six months ended June 30, 2010 and the historical results for NFI for the six months ended July 4, 2010, as if the acquisition had occurred on January 1, 2009. The unaudited pro forma condensed combined consolidated balance sheet as of June 30, 2010 combines the historical results for AMN as of June 30, 2010 and the historical results for NFI as of July 4, 2010, as if the acquisition had occurred on June 30, 2010.

The pro forma information is being furnished solely for informational purposes and is not necessarily indicative of the combined financial position or results of operations that might have been achieved for the periods or dates indicated, nor is it necessarily indicative of the future results of the combined company. The pro forma information does not reflect cost savings expected to be realized from the elimination of certain expenses and from synergies expected to be created or the costs to achieve such cost savings or synergies. No assurance can be given that cost savings or synergies will be realized. Income taxes do not reflect the amounts that would have resulted had AMN and NFI filed consolidated income tax returns during the periods presented. The pro forma adjustments are based upon information and assumptions available at the time of the filing of this Form 8-K/A. You should read our pro forma condensed combined consolidated financial information in conjunction with (i) our consolidated financial statements and the related notes, our “Selected Consolidated Financial and Operating Data,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which all appear in our Annual Report on Form 10-K for the year ended December 31, 2009, (ii) our consolidated unaudited financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which appear in our Quarterly Report on Form 10-Q as of June 30, 2010, and for the three and six months then ended, and (iii) the historical audited financial statements and notes thereto of NFI (Successor Company) as of January 3, 2010 and December 28, 2008, and for each of the three operating periods ended January 3, 2010, December 28, 2008 and December 30, 2007, and Nursefinders, Inc. and subsidiaries (Predecessor Company) for the period from January 1, 2007 through August 9, 2007, and the unaudited financial statements and notes thereto of NFI as of July 4, 2010 and for the six month periods ended July 4, 2010 and July 5, 2009, which are included as Exhibits 99.1 and 99.2, respectively, to this Current Report on Form 8-K/A.

AMN HEALTHCARE SERVICES, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED BALANCE SHEET

AS OF JUNE 30, 2010

(IN THOUSANDS)

	HISTORICAL		PRO FORMA ADJUSTMENTS		PRO FORMA
	AMN	NFI
Assets
Current assets:
Cash and cash equivalents	$41,368	$295	$(31,987	)(a)	$9,676
Accounts receivable, net	89,746	29,705	0		119,451
Accounts receivable, subcontractor	7,309	11,606	(925	)(b)	17,990
Prepaid expenses	6,595	2,062	0		8,657
Income taxes receivable	2,666	0	0		2,666
Deferred income taxes, net	8,534	0	1,137	(c)	9,671
Other current assets	1,209	437	0		1,646

Total current assets	157,427	44,105	(31,775)		169,757
Restricted cash and cash equivalents	20,961	0	0		20,961
Fixed assets, net	17,103	5,224	3,809	(d)	26,136
Deposits and other assets	13,898	2,421	2,704	(j)	19,023
Goodwill	79,868	146,754	(29,049	)(e)	197,573
Intangible assets, net	112,947	93,636	(30,150	)(f)	176,433

Total assets	$402,204	$292,140	$(84,461)		$609,883

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$28,294	$3,922	$(2,043	)(g)	$30,173
Accrued compensation and benefits	27,405	13,211	(750	)(h)	39,866
Current portion of notes payable	8,250	930	70	(i)	9,250
Deferred revenue	6,018	0	0		6,018
Other current liabilities	9,055	14,964	0		24,019

Total current liabilities	79,022	33,027	(2,723)		109,326

Notes payable, less current portion and discount	95,317	121,618	(7,623	)(i)	209,312
Deferred income taxes, net	406	25,042	(20,242	)(c)	5,206
Other long-term liabilities	52,488	11,793	(1,238	)(k)	63,043

Total liabilities	227,233	191,480	(31,826)		386,887

Redeemable Preferred Stock, Series A	0	0	28,639	(l)	28,639
Redeemable Preferred Stock, Series C	0	14,271	(14,271	)(l)	0
Stockholders’ equity:
Preferred Stock	0	0	0		0
Common Stock	459	0	63	(l)	522
Additional paid-in capital	420,895	162,280	(134,434	)(l)	448,741
Treasury stock	(230,138)	(708)	708	(l)	(230,138)
Accumulated deficit	(15,795)	(72,794)	64,271	(l)	(24,318)
Accumulated other comprehensive loss	(450)	(2,389)	2,389	(l)	(450)

Total stockholders’ equity	174,971	86,389	(67,003)		194,357

Total liabilities and stockholders’ equity	$402,204	$292,140	$(84,461)		$609,883

See accompanying notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Statements.

AMN HEALTHCARE SERVICES, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2009

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	HISTORICAL		PRO FORMA ADJUSTMENTS		PRO FORMA
	AMN	NFI
Revenues	$759,790	$302,666	$0		$1,062,456
Cost of revenue	555,369	211,015	0		766,384

Gross profit	204,421	91,651	0		296,072

Operating expenses:
Selling, general and administrative	157,241	76,328	(1,441	)(m)	232,128
Depreciation and amortization	13,812	10,353	(3,808	)(n)	20,357
Impairment and restructuring charges	186,977	0	0		186,977

Total operating expenses	358,030	86,681	(5,249)		439,462

Gain on loan modification	0	4,659	0		4,659
Income (loss) from operations	(153,609)	9,629	5,249		(138,731)
Interest expense, net	11,955	11,785	4,061	(o)	27,801

Loss before income taxes	(165,564)	(2,156)	1,188		(166,532)
Income tax benefit	(43,387)	(1,132)	404	(p)	(44,115)

Net loss	(122,177)	(1,024)	784		(122,417)

Dividend on preferred stock	0	0	6,226	(q)	6,226

Net loss applicable to common shares	$(122,177)	$(1,024)	$(5,442)		$(128,643)
Net loss per common share:
Basic	$(3.75)				$(3.31)

Diluted	$(3.75)				$(3.31)

Weighted average common shares outstanding:
Basic	32,615		6,300	(r)	38,915

Diluted	32,615		6,300	(r)	38,915

See accompanying notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Statements.

AMN HEALTHCARE SERVICES, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF OPERATIONS

FOR SIX MONTHS ENDED JUNE 30, 2010

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	HISTORICAL		PRO FORMA ADJUSTMENTS		PRO FORMA
	AMN	NFI
Revenues	$292,576	$129,418	$0		$421,994
Cost of revenue	211,361	87,737	0		299,098

Gross profit	81,215	41,681	0		122,896

Operating expenses:
Selling, general and administrative	66,544	33,229	(1,617	)(m)	98,156
Depreciation and amortization	6,461	5,145	(2,007	)(n)	9,599

Total operating expenses	73,005	38,374	(3,624)		107,755

Income from operations	8,210	3,307	3,624		15,141
Interest expense, net	5,220	8,705	309	(o)	14,234

Income (loss) before income taxes	2,990	(5,398)	3,315		907
Income tax expense (benefit)	2,073	(443)	(272	)(p)	1,358

Net income (loss)	917	$(4,955)	$3,587		$(451)

Dividend on preferred stock	0	0	3,113	(q)	3,113

Net income (loss) applicable to common shares	$917	$(4,955)	$474		$(3,564)

Net income (loss) per common share:
Basic	$0.03				$(0.09)

Diluted	$0.03				$(0.09)

Weighted average common share:
Basic	32,696		6,300	(r)	38,996

Diluted	33,519				38,996

See accompanying notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Statements.

AMN HEALTHCARE SERVICES, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

(in thousands)

1. Basis of Presentation

The accompanying unaudited pro forma condensed combined consolidated financial statements present the pro forma results of operations and financial position of AMN and NFI on a combined basis based on the historical financial information of each company and after giving effect to the acquisition of NFI by AMN. The acquisition was recorded using the acquisition method of accounting.

The unaudited pro forma condensed combined consolidated statement of operations for the year ended December 31, 2009 combines the historical results for AMN for the twelve months ended December 31, 2009 and the historical results for NFI for the twelve months ended January 3, 2010, as if the acquisition had occurred on January 1, 2009. The unaudited pro forma condensed combined consolidated statement of operations for the six months ended June 30, 2010, combines the historical results for AMN for the six months ended June 30, 2010 and the historical results for NFI for the six months ended July 4, 2010, as if the acquisition had occurred on January 1, 2009. The unaudited pro forma condensed combined consolidated balance sheet as of June 30, 2010 combines the historical results for AMN as of June 30, 2010 and the historical results for NFI as of July 4, 2010, as if the acquisition had occurred on June 30, 2010.

2. Pro Forma Adjustments

(a) To reflect the following cash transactions:

Proceeds:
Issuance under AMN First Lien Credit Agreement	$77,750
Issuance under AMN Second Lien Credit Agreement	40,000
Discount on new term loan debt	(2,755)

Uses:
Payments, including cash paid to settle NFI then-existing debt	(136,174)
Financing costs	(2,704)
Transaction fees	(8,104)

Net pro forma cash adjustment	$(31,987)

On September 1, 2010, AMN borrowed $77,750 under the existing first lien credit agreement (the “First Lien Credit Agreement”), which represents the increase in the Tranche B term loan portion of the First Lien Credit Agreement. Borrowings under the Tranche B term loan portion of the First Lien Credit Agreement bear interest at floating rates based upon either a LIBOR (with a LIBOR floor of 1.75%) or a prime interest rate option selected by AMN, plus a spread of 5.50% and 4.50%, respectively. On September 1, 2010, AMN also borrowed $40,000 under a second lien credit agreement (the “Second Lien Credit Agreement”). Borrowings under the Second Lien Credit Agreement bear interest at floating rates based upon either a LIBOR (with a LIBOR floor of 1.75%) or a prime interest rate option selected by the Borrower, plus a spread of 10.00% and 9.00%, respectively. A 1/8% change in the floating rate would result in a $277 change in interest expense annually.

(b) To reflect the elimination of intercompany balances between AMN and NFI on net subcontractor accounts receivable.

(c) To reflect an adjustment to net current deferred income tax assets of $1,137 and net long-term deferred income tax liabilities of $20,242 primarily related to NFI’s net operating loss carry forward and amortizable intangible assets recorded as part of the acquisition method of accounting. The amounts allocated are preliminary and subject to adjustment pending further analysis including the finalization of the Company’s Section 382 limitation analysis.

(d) To reflect the step up in fair value for the acquired developed software.

(e) To reflect the estimated amount of $117,705 of goodwill resulting from the excess of the purchase price over the fair value of net tangible and identifiable intangible assets acquired, net of the reversal of $146,754 of goodwill recorded on NFI’s historical financial statements.

(f) To reflect the estimated amount of identifiable intangible assets of $63,486 based on preliminary valuation, which is offset by the amount of identifiable intangible assets recorded on NFI’s historical financial statements. Identifiable intangible assets include customer relationships, tradenames and trademarks, non-compete agreements and staffing databases. Based on the preliminary valuation, two tradenames and trademarks have an indefinite life, and the remaining intangible assets have a weighted average useful life of approximately 12 years. In addition, the adjustment includes a $1,639 elimination of deferred financing costs on NFI’s then-existing debt.

(g) To reflect the elimination of intercompany balances of $925 between AMN and NFI on the subcontractor payable recorded in accounts payable and accrued expenses. Additional adjustments reflect the elimination of accrued interest expense of $1,537 on NFI’s historical financial statements, offset by $419 additional acquisition related transaction costs added to accounts payable and accrued expenses.

(h) To reflect the elimination of accrued management fees based on a then-existing NFI agreement.

(i) To reflect the notes payable balance, net of discount of $6,210, in accordance with the First Lien Credit Agreement and Second Lien Credit Agreement offset by the settlement of NFI then-existing debt, which was $122,548 at July 4, 2010.

(j) To reflect incremental capitalized financing costs incurred to finance the acquisition.

(k) To reflect elimination of the interest rate swap liability of $1,115 and other liabilities related to NFI then-existing debt on NFI’s historical financial statements.

(l) To reflect elimination of the shareholders’ equity accounts of NFI and to reflect issuance of AMN preferred stock and common stock as partial consideration for the purchase of NFI. Additional adjustments of $27,846 in additional paid-in capital reflect fair value of the 6,300 shares of common stock issued in excess of the par value. Additional adjustments in accumulated deficit reflect $8,523 of acquisition related transaction costs.

(m) To reflect a $1,000 and $500 reduction in management fee, a $441 and $23 reduction in compensation expense related to non-recurring executive salary expense for the twelve months ended December 31, 2009 and the six months ended June 30, 2010, respectively. Additional adjustment of $1,094 for the six months ended June 30, 2010 relates to non-recurring acquisition related expenses.

(n) To reflect additional depreciation and amortization expense of $4,299 and $1,987 related to the fair value of identifiable amortizable intangible assets and certain developed software, offset by $8,107 and $3,994 related to the depreciation and amortization of NFI’s then-existing identifiable amortizable intangible assets and certain developed software for the twelve months ended December 31, 2009 and six months ended June 30, 2010, respectively.

(o) To reflect incremental interest expense related to additional AMN borrowings and deferred financing cost amortization of $4,061 and $309 for the twelve months ended December 31, 2009 and six months ended June 30, 2010, respectively.

(p) Pro forma income tax benefit and expense for the year ended December 31, 2009 and the six months ended June 30, 2010, respectively, reflects the statutory rate applicable to pro forma adjustments. Pro forma income tax expense for the six months ended June 30, 2010 exceeds pretax income due primarily to the impact of permanent tax items which do not vary in proportion to pretax income.

(q) To reflect the dividend on preferred stock based on the merger agreement.

(r) To reflect the issuance of 6,300 shares of common stock on the date of acquisition.